                                                            Exhibit 99.(a)(1)(J)

May 18, 2001


Dear Employees:

Pursuant to Section 13 of the Offer to Exchange, we have amended the Offer to Exchange and the Summary of Terms as indicated in Exhibit 1, attached hereto. Other than as indicated in Exhibit 1, all other terms of the Offer to Exchange and the Summary of Terms remain unchanged, including the deadline to respond before 12:00 p.m., PDT, on June 5, 2001.

In addition, for your reference and convenience, we have made the following information regarding the Offer to Exchange available on Webint under Legal/Stock:

    1. Offering to Exchange document;
    2. Summary of Terms of Option Exchange;
    3. Election Form;
    4. Change in Election from Accept to Reject Form;
    5. Change in Election from Reject to Accept Form;
    6. Presentation (audio and WebEx version);
    7. Presentation (PowerPoint only version); and
    8. Letter to Employees (including Exhibit 1 -- Amendments to Offer to Exchange and Summary of Terms), dated May 18, 2001.

If you have any questions, please do not hesitate to contact me at (510) 594-5928 or via email at adrivon@extensity.com.

                                    EXHIBIT 1
            AMENDMENTS TO THE OFFER TO EXCHANGE AND SUMMARY OF TERMS

The Offer to Exchange is hereby supplemented and amended as follows:

1. The answer to Question 12 in the Summary of Terms of the Offer to Exchange is amended to read, in its entirety, as follows: "Your decision not to accept the Offer will not affect your eligibility to receive future grants (except Short-Term Options and New Options), nor will it affect other components of your compensation."

2. The answer to Question 13 in the Summary of Terms of the Offer to Exchange is amended to read, in its entirety, as follows: "If you have more than one Eligible Option, then you may exchange one or more of your Eligible Options. For any individual Eligible Option, you may exchange the entire Eligible Option or a portion thereof. For example, if you were granted an Eligible Option to purchase 2,000 shares of common stock of the Company on November 10, 2000, you could elect to exchange 50% of such Eligible Option and retain the other 50% of such Eligible Option. In all cases, if you elect to exchange any of your Eligible Options, you must exchange ALL of your options granted on or after December 4, 2000."

3. Section 1, paragraph 2 of the Offer to Exchange is amended to read, in its entirety, as follows: "You may elect to exchange one or more of your Eligible Options, and you may elect to exchange less than 100% of such Eligible Option. However, if you elect to exchange any Eligible Options, you must exchange ALL of your options granted on or after December 4, 2000. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the "expiration date" as defined below."

4. Section 6, the second to last paragraph of the Offer to Exchange is amended to read, in its entirety, as follows: "The conditions to the Offer are for our benefit. We may assert them in our discretion at any time before 12:00 p.m. PDT, on June 5, 2001 (or by a later date should the Offer be extended)."

5. Section 8, paragraph 10 (Time of Exercise) of the Offer to Exchange is amended to read, in its entirety, as follows: "Generally you may exercise the vested portion of a Short-Term Option or New Option at any time prior to the termination of such option. The Short-Term Options will terminate on March 6, 2002 (or earlier if your employment by or services with the Company terminates). The New Options will have a maximum term of ten years from the date of grant. However, if your continuous service with us terminates, the time in which you may exercise the vested portion of your Short-Term Option or New Option will be shortened. If your employment or service with us terminates for any reason other than your death or permanent disability, generally you must exercise the vested portion of your New Option within three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally you must exercise the vested portion of your New Option within twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your New Option within twelve (12) months following your termination date. However, under no circumstances may you exercise your Short-Term Option after March 6, 2002 or your New Option more than ten (10) years from the date of grant."

6. Section 15 of the Offer to Exchange is amended by adding the following after paragraph 3: "Set forth below is a selected summary of our financial information. The selected historical consolidated statement of operations data for the years ended December 31, 2000, 1999 and 1998 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K filed on March 30, 2001, which were audited by PricewaterhouseCoopers LLP, independent public accountants. The information below should be read together with our consolidated financial statements and related notes.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                                                                          DECEMBER 31,
                                                                                    ------------------------
                                                                                      2000            1999
                                                                                    ---------       --------
Current assets:
    Cash and cash equivalents ................................................      $  40,695       $ 10,416
    Short-term investments ...................................................         38,925         13,869
    Restricted short-term investment .........................................          1,436             76
    Trade accounts receivable, net of allowance for doubtful accounts of $466
         and $200 respectively ...............................................          8,527          3,176
    Prepaids and other current assets ........................................          3,443          1,278
                                                                                    ---------       --------
               Total current assets ..........................................         93,026         28,815
Property and equipment, net ..................................................          6,279          2,309
Other assets .................................................................            457            537
                                                                                    ---------       --------
               Total assets ..................................................      $  99,762       $ 31,661
                                                                                    =========       ========

           LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
                    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable .........................................................      $   6,434       $  1,834
    Accrued liabilities ......................................................          5,125          1,917
    Deferred revenue .........................................................         16,041         10,051
    Capital lease obligations, current portion ...............................            486            561
    Notes payable, current portion ...........................................            783          1,225
                                                                                    ---------       --------
               Total current liabilities .....................................         28,869         15,588
Notes payable, noncurrent portion ............................................             --            698
Capital lease obligations, noncurrent portion ................................            368            587
Deferred rent ................................................................            279            201
                                                                                    ---------       --------
               Total liabilities .............................................         29,516         17,074
                                                                                    ---------       --------
Commitments (Note 5)
Mandatorily redeemable convertible preferred stock:
    15,082,970 shares authorized; 14,594,549 shares outstanding as of
        December 31, 1999 and none as of December 31, 2000 ...................             --         49,648
                                                                                    ---------       --------
Stockholders' equity (deficit):
    Common stock, $.001 par value, 75,000,000 shares authorized and
        24,144,938 outstanding as of December 31, 2000 and 30,000,000 shares authorized and 4,205,906 shares outstanding as of December
        31, 1999 .............................................................             24              4
Additional paid-in capital ...................................................        147,475         10,903
Deferred stock compensation ..................................................         (2,679)        (5,853)
Notes receivable from stockholders ...........................................           (380)          (130)
Cumulative translation adjustment ............................................            295             (5)
Accumulated deficit ..........................................................        (74,489)       (39,980)
                                                                                    ---------       --------
               Total stockholders' equity (deficit) ..........................         70,246        (35,061)
                                                                                    ---------       --------
               Total liabilities, mandatorily redeemable convertible
               preferred stock and stockholders' equity (deficit) ............      $  99,762       $ 31,661
                                                                                    =========       ========

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                                2000           1999
                                                                              --------       --------
Revenues:
    Licenses ...........................................................      $ 14,596       $  3,750
    Services and maintenance ...........................................        10,272          3,064
               Total revenues ..........................................        24,868          6,814
                                                                              --------       --------
Cost of revenues:(*)
    Licenses ...........................................................           705            195
    Services and maintenance ...........................................        14,912          5,102
                                                                              --------       --------
               Total cost of revenues ..................................        15,617          5,297
                                                                              --------       --------
    Gross profit (loss) ................................................         9,251          1,517
                                                                              --------       --------
Operating expenses:(*)
    Sales and marketing ................................................        28,063         12,191
    Research and development ...........................................        14,062          8,097
    General and administrative .........................................         6,383          4,784
    In-process research and development ................................           318             --
                                                                              --------       --------
               Total operating expenses ................................        48,826         25,072
                                                                              --------       --------
Loss from operations ...................................................       (39,575)       (23,555)
                                                                              --------       --------
Interest income ........................................................         5,460            667
Interest expense .......................................................          (349)          (501)
Provision for income taxes .............................................           (45)            --
                                                                              --------       --------
Net loss ...............................................................      $(34,509)      $(23,389)
                                                                              --------       --------
Dividend relating to the beneficial conversion feature of Series F
    preferred stock ....................................................            --         (1,500)
                                                                              --------       --------
Net loss attributable to common stockholders ...........................      $(34,509)      $(24,889)
                                                                              ========       ========
Other comprehensive loss:
    Change in cumulative translation adjustment ........................           300             (5)
                                                                              --------       --------
Total comprehensive loss ...............................................      $(34,209)      $(24,889)
                                                                              ========       ========
Basic and diluted net loss per share ...................................      $  (1.63)      $ (11.20)
Shares used in computing basic and diluted net loss per share ..........        21,206          2,222
(*)Amounts include non-cash stock based compensation as follows:
Cost of revenues:
    Services and maintenance ...........................................      $    676       $    344
Operating expenses:
    Sales and marketing ................................................         1,279            989
    Research and development ...........................................           774          1,045
    General and administrative .........................................         1,247          1,974
                                                                              --------       --------
                                                                              $  3,977       $  4,352
                                                                              ========       ========

    The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 -- "Additional Information."

7. Section 17, paragraph 1 of the Offer to Exchange is amended to read, in its entirety, as follows: "This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on 10-K for the year ended December 31, 2000 and our proxy materials for the 2001 Annual Meeting of Stockholders."

The Summary of Terms is hereby supplemented and amended as follows:

1. The paragraph entitled, "WHAT HAPPENS IF I DON'T ACCEPT THE OFFER?" is amended to read, in its entirety, as follows: "If you do not accept the Offer, or if we do not accept the options you elect to exchange (see Question 20 in the Summary of Terms in the Offer to Exchange), you will keep all of your Eligible Options, and you will not receive any Short-Term Options or New Options under this Offer. In that case, no changes will be made to your Eligible Options. Your decision not to accept the Offer will not affect your eligibility to receive future grants (except Short-Term Options and New Options), nor will it affect other components of your compensation.